UNITED STATES OF AMERICA
                        SECURITIES AND EXCHANGE COMMISSION
                               Washington D.C.  20549

          FORM 15 - Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                         the Securities Exchange Act of 1934.

                         Commission File Number: 333-140436-03

                       Merrill Lynch Mortgage Investors, Inc.
              (Exact name of registrant as specified in its charter)

                                250 Vesey Street
                      4 World Financial Center 10th Floor
                              New York, New York 10080
                               (212) 449-0357
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             Merrill Lynch Mortgage Investors Trust, Series 2007-MLN1 Mortgage Loan Asset-Backed Certificates, Series 2007-MLN1
                                  Class A-1
                                  Class A-2A
                                  Class A-2B
                                  Class A-2C
                                  Class A-2D
                                  Class M-1
                                  Class M-2
                                  Class M-3
                                  Class M-4
                                  Class M-5
                                  Class M-6
                                  Class B-1
                                  Class B-2
                                  Class B-3
             (Title of each class of securities covered by this Form)


                                     NONE
              (Titles of all other classes of securities for which a
            duty to file reports under section 13(a) or 15(d) remains)


               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [ ]     Rule 12h-3(b)(1)(ii)    [ ]
              Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6              [X]
              Rule 12h-3(b)(1)(i)    [ ]

          Approximate number of holders of record as of the certification or notice date:  less than 300 holders

     Pursuant to the requirements of the Securities Exchange Act of 1934 Merrill Lynch Mortgage Investors, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


     DATE:  January 23, 2008     By:   /s/Ken Frye
                                   Name:  Ken Frye
                                   Title: Senior Vice President,
                                          Loan Servicing
                                    Wilshire Credit Corporation
                                    (Servicer)